                                                                      EXHIBIT 11

             Statement Regarding Computation of Per Share Earnings
             -----------------------------------------------------

                                                                    SHARES
                                                                    ------
Basic Shares outstanding at June 30, 2001                             1,959,413
                                                                      ---------

     Net profit after tax           $2,303,499 = $ 1.18 per share
     --------------------           ----------
     Basic Shares outstanding        1,959,413

Diluted Shares outstanding at June 30, 2001                           2,043,417
                                                                      ---------

     Net profit after tax           $2,303,499 = $ 1.13 per share
     --------------------           ----------
     Diluted Shares outstanding      2,043,417